As filed with the Securities and Exchange Commission on June 3, 2013

File No. 811-09869

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 18

FRANKLIN FLOATING RATE MASTER TRUST
(Exact Name of Registrant as Specified in Charter)

ONE FRANKLIN PARKWAY, SAN MATEO, CA 94403-1906
(Address of Principal Executive Offices) (Zip Code)

(650) 312-2000
Registrant's Telephone Number, Including Area Code

Craig S. Tyle, One Franklin Parkway
San Mateo, CA 94403-1906
(Name and Address of Agent for Service of Process)

Please send Copy of Communications to:
Bruce G. Leto, Esq.
Stradley, Ronon, Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19102

EXPLANATORY NOTE

This Amendment No. 18 (Amendment) to the Registration Statement of Franklin Floating Rate Master Trust (Registrant) on Form N-1A (File No. 811-09869) is being filed under the Investment Company Act of 1940, as amended (1940 Act), to amend and supplement Amendment No. 17 to the Registrant’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission (Commission) on December 28, 2012 under the 1940 Act (Accession No. 0001109441-12-000034) (Amendment No. 17), as pertaining to the Part A and Part B of the Franklin Floating Rate Master Series, series of the Registrant (the Fund).  The Part A and the Part B of the Fund, as filed in Amendment No. 17, are incorporated herein by reference.

The shares of the Fund are not registered under the Securities Act of 1933, as amended (1933 Act), because the Fund issues its shares only in private placement transactions that do not involve a public offering within the meaning of Section 4(2) of the 1933 Act. Shares of the Fund are sold only to “accredited investors,” as defined in Regulation D under the 1933 Act. This Amendment is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the 1933 Act.

The audited Financial Statements and the Report of Independent Auditors thereon of the Registrant for the fiscal year ended July 31, 2012 (as filed with the Commission on October 2, 2012 (Accession No. 0001109441-12-000029)) contained in the Annual Report of the Fund dated July 31, 2012, are incorporated herein by reference.

SUPPLEMENT DATED JUNE 1, 2013

TO THE PART A AND PART B DATED DECEMBER 1, 2012

OF

FRANKLIN FLOATING RATE MASTER TRUST

(Franklin Floating Rate Master Series)

Part A is amended as follows:

1.      “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings” section 2nd paragraph is revised as follows:

The Fund normally invests primarily in corporate loans or securities of domestic entities, but may invest up to 65% of its assets in corporate loans or corporate debt securities of entities in developed countries other than the U.S. The Fund may from time to time invest in corporate debt securities of entities in emerging market countries, but currently does not intend to invest more than 35% of its assets in emerging market countries. The Fund considers a country to be an emerging market country if it is defined as a country with an emerging or developing economy by any one or more of the following: the International Bank for Reconstruction and Development (commonly known as the World Bank), the International Finance Corporation, or the United Nations or its agencies or authorities.

2.      “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings” section 4th paragraph is revised as follows:

For the purposes of pursuing its investment goals, the Fund may enter into interest rate and credit-related transactions involving certain derivative instruments, including interest rate and credit default swaps (including credit default swaps based on loan or high yield indices) or other derivative transactions. The Fund may use such derivative instruments to hedge risks relating to changes in interest rates, credit risks and other market factors. The Fund may also use interest rate or credit-related derivative transactions to obtain net long or net short exposures to select credit risks or for the purposes of enhancing Fund returns, increasing liquidity, and/or gaining exposure to particular instruments, markets or interest rates in more efficient or less expensive ways. The investment manager considers various factors, such as availability and cost, in deciding whether, when and to what extent to enter into derivative transactions.

Swap agreements, such as interest rate, currency and credit default swaps, are contracts between the Fund and, typically, a brokerage firm, bank, or other financial institution (the swap counterparty) for periods ranging from a few days to multiple years. In a basic swap transaction, the Fund agrees with its counterparty to exchange the returns (or differentials in rates of return) earned or realized on a particular “notional amount” of underlying instruments. The notional amount is the set amount selected by the parties as the basis on which to calculate the obligations that they have agreed to exchange. The parties typically do not actually exchange the notional amount. Instead, they agree to exchange the returns that would be earned or realized if the notional amount were invested in given instruments or at given interest rates.

3.      “Item 9. Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings – Industry Concentration” section is revised as follows:

Industry Concentration

The Fund does not intend to invest more than 25% of its assets in the obligations of borrowers in any single industry, except that, under normal market conditions, the Fund invests more than 25% of its net assets in debt obligations of companies operating in the industry group consisting of financial institutions and their holding companies, including commercial banks, thrift institutions, insurance companies and finance companies. These firms, or agent banks, may serve as administrators of these corporate loans issued by other companies. For purposes of this restriction, the Fund currently considers such companies to include the borrower, the agent bank and any intermediate participant. The Fund may invest up to 100% of its total assets in loans where firms in such industry group are borrowers, agent banks or intermediate participants.

4.      The portfolio management team under “Item 10. Management, Organization, and Capital Structure – (a) Management – (2) Portfolio Manager” is revised as follows:

The Fund is managed by a team of dedicated professionals focused on investments in senior secured corporate loans and corporate debt securities. The portfolio managers of the team are as follows:

Richard S. Hsu CFA®1 Vice President of Advisers

Mr. Hsu has been a manager of the Fund since 2000. He has primary responsibility for the investments of the Fund. He has final authority over all aspects of the fund's investment portfolio, including but not limited to, purchases and sales of individual securities, portfolio risk assessment, and the management of daily cash balances in accordance with anticipated management requirements. The degree to which he may perform these functions, and the nature of these functions, may change from time to time. He joined Franklin Templeton Investments in 1996.

Madeline Lam, Vice President of Advisers

Ms. Lam has been a manager of the Fund since 2004, providing research and advice on the purchases and sales of individual securities, and portfolio risk assessment. She joined Franklin Templeton Investments in 1998.

Justin Ma CFA®1 Portfolio Manager of Advisers

Mr. Ma has been a manager of the Fund since June 2013, providing research and advice on the purchases and sales of individual securities, and portfolio risk assessment. He joined Franklin Templeton Investments in 2006.

1.      CFA® and Chartered Financial Analyst® are trademarks owned by CFA Institute.

Part B is amended as follows:

1.      The “Item 20. – Portfolio Managers” section table is revised as follows:

Name	Number of Other Registered Investment Companies Managed	Assets of Other Registered Investment Companies Managed (x $1 million)	Number of Other Pooled Investment Vehicles Managed[1]	Assets of Other Pooled Investment Vehicles Managed (x $1 million)[1]	Number of Other Accounts Managed[1]	Assets of Other Accounts Managed (x $1 million)[1]
Richard Hsu	2	2,752.7	2	160.5	0	N/A
Madeline Lam	2	2,752.7	2	160.5	0	N/A
Justin Ma	0	N/A	0	N/A	0	N/A

2.      The “Item 20. – Portfolio Managers” section paragraph that begins with “Portfolio managers that provide investment…”  is revised as follows:

Portfolio managers that provide investment services to the Fund may also provide services to a variety of other investment products, including other funds, institutional accounts and private accounts. The advisory fees for some of such other products and accounts may be different than that charged to the Fund and may include performance based compensation (only to the extent noted in the chart above). This may result in fees that are higher (or lower) than the advisory fees paid by the Fund. As a matter of policy, each fund or account is managed solely for the benefit of the beneficial owners thereof. As discussed below, the separation of the trading execution function from the portfolio management function and the application of objectively based trade allocation procedures help to mitigate potential conflicts of interest that may arise as a result of the portfolio managers managing accounts with different advisory fees.

FRANKLIN FLOATING RATE MASTER TRUST

File Nos. 811-09869

PART C

OTHER INFORMATION

Item 28. Exhibits. The following exhibits are incorporated by reference to the previously filed document indicated below, except as noted:

(a)	Agreement and Declaration of Trust

(i)

Second Amended and Restated Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware statutory trust, dated October 18, 2006

Filing: Amendment No. 7 to the Registration Statement of Form N-1A

File No. 811-09869

Filing Date: November 30, 2007

(ii)

Certificate of Amendment of Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware Statutory Trust, dated October 21, 2008

Filing: Amendment No. 8 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 26, 2008

(b)	By-Laws

(i)

Second Amended and Restated By-Laws of Franklin Floating Rate Master Trust, a Delaware Statutory Trust effective as of October 18, 2006

Filing: Amendment No. 7 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 30, 2007

(c)	Instruments Defining Rights of Security Holders

(i)

Amended and Restated Agreement and Declaration of Trust

(a) Article III, Shares

(b) Article V, Shareholders' Voting Powers and Meetings

(c) Article VI, Net Asset Value; Distributions; Redemptions; Transfers

(d) Article VIII, Certain Transactions - Section 4

(e) Article X, Miscellaneous – Section 4

(ii)

Amended and Restated By-Laws

(a) Article II – Meetings of Shareholders

(b) Article VI, Records and Reports – Section 1,2 and 3

(c) Article VII, General Matters: - Sections 3, 4, 6, 7

(d) Article VIII, Amendment – Section 1

(iii) PART B: Statement of Additional Information – Item 22

(d)	Investment Advisory Contracts

(i)

Investment Advisory Agreement between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Advisers, Inc. dated March 24, 2000

Filing: Amendment No. 1 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: May 15, 2000

(e)	Underwriting Contracts

Not Applicable

(f)	Bonus or Profit Sharing Contracts

Not Applicable

(g)	Custodian Agreements

(i) Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996 Filing: Registration Statement on Form N-2 File No. 811-09869 Filing Date: March 24, 2000

(ii)

Amendment dated May 7, 1997 to Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Registration Statement on Form N-2

File No. 811-09869

Filing Date: March 24, 2000

(iii)

Amendment dated February 27, 1998 to Master Custody Agreement between the Registrant and The Bank of New York Mellon dated February 16, 1996

Filing: Registration Statement on Form N-2

File No. 811-09869

Filing Date: March 24, 2000

(iv)

Amendment dated January 5, 2012 to Exhibit A of the Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 14 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: March 16, 2012

(v)

Amendment dated May 16, 2001 to Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 3 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: November 29, 2001

(vi)

Amendment dated January 5, 2012 to Schedule 1 of the Amendment dated May 16, 2001, to Master Custody Agreement dated February 16, 1996 between Registrant and The Bank of New York Mellon

Filing: Amendment No. 14 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: March 16, 2012

(vii)

Amended and Restated Foreign Custody Manager Agreement dated May 16, 2001 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 3 to the Registration Statement on Form N-2

File No. 811-09869

Filing Date: November 29, 2001

(viii)

Amendment dated January 5, 2012 to Schedule 1 of the Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 14 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: March 16, 2012

(ix) Amendment dated September 1, 2011 to Schedule 2 of the Foreign Custody Manager Agreement dated May 16, 2001 between the Registrant and The Bank of New York Mellon
Filing: Amendment No. 13 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: November 25, 2011

(x) Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon Filing: Registration Statement on Form N-2 File No. 811-09869 Filing Date: March 24, 2000

(xi)

Amendment dated January 15, 2012 to Exhibit A of the Terminal Link Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon

Filing: Amendment No. 14 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: March 16, 2012

(h)	Other Material Contracts

(i)

Amended and Restated Fund Administrative Services dated February 28, 2012 between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Templeton Services, LLC

Filing: Amendment No. 16 to the Registration Statement on Form N-1A

File No. 811-09869

Filing Date: November 28, 2012

(i)	Legal Opinion

Not Applicable

(j)	Other Opinions

Not Applicable

(k)	Omitted Financial Statements

Not Applicable

(l)	Initial Capital Agreements

(i) Letter of Understanding dated March 24, 2000 from Franklin Resources, Inc. Filing: Amendment No. 1 to the Registration Statement on Form N-2 File No. 811-09869 Filing Date: May 15, 2000

(ii) Letter of Understanding dated March 24, 2000 from Templeton Investment Counsel, Inc. Filing: Amendment No. 1 to the Registration Statement on Form N-2 File No. 811-09869 Filing Date: May 15, 2000

(m)	Rule 12b-1 Plan

Not Applicable

(n)	Rule 18f-3 Plan

Not Applicable

(p)	Code of Ethics

(i) Code of Ethics dated April 1, 2012 Filing: Amendment No. 15 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: August 31, 2012

(q)	Power of Attorney

(i) Power of Attorney dated April 30, 2012 Filing: Amendment No. 15 to the Registration Statement on Form N-1A File No. 811-09869 Filing Date: August 31, 2012

Item 29.  Persons Controlled by or Under Common Control with the Fund

None

Item 30.  Indemnification

The Amended and Restated Agreement and Declaration of Trust (the "Declaration") provides that any person who is or was a Trustee, officer, employee or other agent, including the underwriter, of such Trust shall be liable to the Trust and its shareholders only for (1) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (2) the person's own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person (such conduct referred to herein as Disqualifying Conduct) and for nothing else. Except in these instances and to the fullest extent that limitations of liability of agents are permitted by the Delaware Statutory Trust Act (the "Delaware Act"), these Agents (as defined in the Declaration) shall not be responsible or liable for any act or omission of any other Agent of the Trust or any investment adviser or principal underwriter. Moreover, except and to the extent provided in these instances, none of these Agents, when acting in their respective capacity as such, shall be personally liable to any other person, other than such Trust or its shareholders, for any act, omission or obligation of the Trust or any trustee thereof.

The Trust shall indemnify, out of its property, to the fullest extent permitted under applicable law, any of the persons who was or is a party, or is threatened to be made a party to any Proceeding (as defined in the Declaration) because the person is or was an Agent of such Trust. These persons shall be indemnified against any Expenses (as defined in the Declaration), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the Proceeding if the person acted in good faith or, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent shall not in itself create a presumption that the person did not act in good faith or that the person had reasonable cause to believe that the person's conduct was unlawful. There shall nonetheless be no indemnification for a person's own Disqualifying Conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a Trustee, officer or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with securities being registered, the Trust may be required, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court or appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 31.  Business and Other Connections of the Investment Adviser

The officers and directors of Franklin Advisers, Inc., (Advisers), Registrant's investment manager, also serve as officers and/or directors/trustees for (1) Advisers' corporate parent, Franklin Resources, Inc., and/or (2) other investment companies in Franklin Templeton Investments. For additional information please see Part B and Schedules A and D of Form ADV of Advisers (SEC File 801-26292), incorporated herein by reference, which sets forth the officers and directors of Advisers and information as to any business, profession, vocation or employment of a substantial nature engaged in by those officers and directors during the past two years.

Item 32.  Principal Underwriters

Not Applicable

Item 33.  Location of Accounts and Records

The accounts, books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 are kept by the Fund at One Franklin Parkway, San Mateo, CA  94403-1906 or its shareholder service agent, Franklin Templeton Investor Services LLC, at 3344 Quality Drive, Rancho Cordova, CA 95670-7313.

Item 34.  Management Services

There are no management-related service contracts not discussed in Part A or Part B.

Item 35.  Undertakings

Not Applicable

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, and the State of California, on the 3rd day of June, 2013.

FRANKLIN FLOATING RATE MASTER TRUST

(Registrant)

By:  /s/KAREN L. SKIDMORE

Karen L. Skidmore

Vice President and Secretary

FRANKLIN FLOATING RATE MASTER TRUST

REGISTRATION STATEMENT

EXHIBITS INDEX

EXHIBIT NO.	DESCRIPTION	LOCATION

EX-99.(a)(i)	Second Amended and Restated Agreement and Declaration of Trust of Franklin Floating Rate Master Trust, a Delaware statutory trust, dated October 18, 2006	*

EX-99.(a)(ii)	Certificate of Amendment of Agreement and Declaration of Trust of Franklin Floating Rate Master Trust dated October 21, 2008	*

EX-99.(b)(i)	Second Amended and Restated By-Laws of Franklin Floating Rate Master Trust dated October 18, 2006	*

EX-99.(d)(i)	Investment Advisory Agreement dated March 24, 2000 between the Registrant, on behalf of Franklin Floating Rate Master Series, and Franklin Advisers, Inc.	*

EX-99.(g)(i)	Master Custody Agreement dated February 16, 1996 between the Registrant and The Bank of New York Mellon	*

EX-99.(g)(ii)	Amendment dated May 7, 1997 to Master Custody Agreement between the Registrant and The Bank of New York Mellon	*

EX-99.(g)(iii)	Amendment dated February 27, 1998 to Master Custody Agreement between Registrant and The Bank of New York Mellon	*

EX-99.(g)(iv)	Amendment dated January 5, 2012 to Exhibit A of the Master Custody Agreement dated February 16, 1996	*

EX-99.(g)(v)	Amendment dated May 16, 2001 to Master Custody Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996	*

EX-99.(g)(vi)	Amendment dated January 5, 2012 to Schedule 1 of the Amendment dated May 16, 2001, to Master Custody Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996	*

EX-99.(g)(vii)	Amended and Restated Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon dated May 16, 2001	*

EX-99.(g)(viii)	Amendment dated January 15, 2012 to Schedule 1 of the Foreign Custody Manager Agreement between the Registrant and The Bank of New York Mellon	*

EX-99.(g)(ix)	Amendment dated September 1, 2011 to Schedule 2 of the Foreign Custody Agreement between the Registrant and The Bank of New York Mellon	*

EX-99.(g)(x)	Terminal Link Agreement between Registrant and The Bank of New York Mellon dated February 16, 1996	*

EX-99.(g)(xi)	Amendment dated January 5, 2012 to Exhibit A of the Terminal Link Agreement dated February 16, 1996 between Registrant and The Bank of New York Mellon	*

EX-99.(h)(i)	Amended and Restated Fund Administrative Services dated February 28, 2012 between the Registrant and Franklin Templeton Services, LLC	*

EX-99.(l)(i)	Letter of Understanding dated March 24, 2000 from Franklin Resources, Inc.	*

EX-99.(l)(ii)	Letter of Understanding dated March 24, 2000 from Templeton Investment Counsel, Inc.	*

EX-99.(p)(i)	Code of Ethics dated April 1, 2012	*

EX-99.(q)(i)	Power of Attorney dated April 30, 2012	*

*Incorporated by Reference